On June 25, 2008, Progress Software Corporation, a Massachusetts corporation (“Progress”) held a telephonic conference call and was joined by the Chief Executive Officer and Chief Financial Officer of IONA Technologies PLC (the “Company” or “IONA”) where the parties discussed the announcement that Progress and the Company had reached agreement on the terms of a recommended acquisition for cash of the entire issued and to be issued share capital of the Company, whereby SPK Acquisitions Limited, a private limited company incorporated under Irish company law and a wholly-owned subsidiary of Progress (“SPK Acquisitions”), will acquire all of the issued and to be issued share capital of the Company not already owned by Progress or its subsidiaries for cash (the “Scheme”) by means of a scheme of arrangement under Section 201 of the Irish Companies Act 1963 (the “Companies Act”) (the proposed acquisition by SPK Acquisitions of the Company is referred to as the “Acquisition”). The transcript from the joint Progress and Company conference call is as follows:

FINAL TRANSCRIPT

Thomson StreetEvents℠

PRGS - Progress Software Corporation to Acquire IONA Technologies

Event Date/Time: Jun. 25. 2008 / 9:00AM ET

www.streetevents.com	Contact Us
© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

F I N A L  T R A N S C R I P T

     Jun. 25. 2008 / 9:00AM, PRGS — Progress Software Corporation to Acquire IONA Technologies
C O R P O R A T E  P A R T I C I P A N T S
Bud Robertson
Progress Software Corporation — SVP, Finance/Admin. & CFO
Joe Alsop
Progress Software Corporation — Co-founder & CEO
Peter Zotto
IONA Technologies — CEO
Chris Mirabile
IONA Technologies — CFO
Pat Walsh
IONA Technologies — VP, Marketing
Jeff Stamen
Progress Software Corporation — SVP, Corporate Development & Strategy
C O N F E R E N C E  C A L L  P A R T I C I P A N T S
Brent Williams
The Benchmark Company — Analyst
Richard Davis
Needham & Co. — Analyst
Jean Orr
Nutmeg Securities — Analyst
Robert Kirkpatrick
Cardinal Capital — Analyst
P R E S E N T A T I O N
Operator
Good day, everyone and welcome to the Progress Software Corporation conference call. Today’s conference is being recorded. At this time, I would like to turn the conference over to Mr. Bud Robertson, Chief Financial Officer.
Bud Robertson - Progress Software Corporation — SVP, Finance/Admin. & CFO
Good morning. This is Bud Robertson, Senior Vice President of Finance and Administration and Chief Financial Officer of Progress Software Corporation. Joining me today are Joe Alsop, Co-founder and CEO and members of the senior management team of Progress Software. Also joining us today from IONA Technologies are Peter Zotto, Chief Executive Officer; Christopher Mirabile, Chief Financial Officer, and members of their senior management team.
The matters we will be discussing today other than historical financial information consists of forward-looking statements that involve certain risks and uncertainties. Statements indicating that we expect, estimate, believe, are planning or plan to are forward-looking as are other statements concerning future financial results, product offerings or other events that have not yet occurred.
There are several important risk factors which could cause actual results or events to materially — differ materially from those anticipated by the forward-looking statements contained in our discussion today. Information on this respect is included in our Securities and Exchange Commission reports. We reserve the right to change our budget, product focus, product release dates,

www.streetevents.com	Contact Us	1
© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

F I N A L  T R A N S C R I P T

     Jun. 25. 2008 / 9:00AM, PRGS — Progress Software Corporation to Acquire IONA Technologies
plans and financial projections from time to time as circumstances warrant. We shall have no obligation to update or modify the information contained in our discussion in the future when such changes occur.
This conference call will be recorded in its entirety and be available on our website at www.progress.com under the Investor Relations section.
We announced this morning that we have signed a definitive agreement under which Progress Software has agreed to acquire IONA for $4.05 per share in cash. This represents a total equity value of approximately $162 million and approximately $106 million net of cash and marketable securities recorded on March 31, 2008. The price represents a 16% increase over the average price for IONA shares over the six months prior to the offer period announced by IONA on February 8, 2008.
The IONA Technologies’ Board of Directors has unanimously approved the transaction and each IONA Technologies Director has entered into an agreement to vote in favor of the transaction. The acquisition is expected to close in September.
The acquisition will be effected by means of a scheme of arrangement under Irish law. The acquisition will be subject to the terms and conditions to be set forth in the scheme of arrangement documents to be delivered to IONA shareholders. To become effective, the scheme of arrangement requires, among other things, the approval of a majority in the number of IONA shareholders present in vote in person or by proxy representing 75% or more in value of the IONA shares held by such holders.
We anticipate the effect of the acquisition on non-GAAP earnings per share, which excludes acquisition-related expenses, amortization of acquired intangibles and any potential in-process research and development to be neutral or dilutive in the remainder of fiscal 2008 depending on the timing of the close and accretive in fiscal 2009. We will be giving more detailed guidance at our Q3 earnings conference call, which will be held on Thursday, September 18 at 9 a.m. I would now like to turn the call over to Joe Alsop, Co-founder and CEO of Progress Software, for a few comments.
Joe Alsop - Progress Software Corporation — Co-founder & CEO
Good morning, everyone. This is Joe Alsop. We feel that the combination of Progress Software and IONA creates the industry choice for a truly independent, heterogeneous, SOA infrastructure. IONA products complement the Progress SOA portfolio with leading edge, best-in-class technology and now with the widest variety of heterogeneous deployment options and interoperability.
And IONA brings an experienced and talented team to Progress that has built a reputation with Global 2000 enterprises for addressing the most complex integration challenges through innovative and cost-effective solutions.
Through its Artix productline, IONA provides some of the industry’s most advanced Web standard-based integration technologies in support of an SOA. In addition, IONA offers Open Source SOA integration components through its FUSE productline and for 15 years, IONA has been the industry leader in CORBA integration technology, a well-established integration standard currently relied on in mission-critical IT systems by some of the world’s largest companies.
The IONA products complement the Progress SOA portfolio, which consists of best-in-class products that can be used standalone or together to form an entire SOA infrastructure. With the addition of IONA technology, existing, high-performance applications written in C++, or those built to the CORBA standard, [can] now exposed to reusable services that fully participate in a Web standards SOA implementation.
In addition, IONA also has smart endpoint integration technology with Microsoft’s .NET Windows Communication Framework and the popular Open Source Spring Java application framework. These smart endpoints, service-enabling almost all existing applications, can work within any IT environment through a wide variety of network protocols and are fully compatible with the Sonic ESB in order to form a complete SOA backbone for heterogeneous integration and interoperability.

www.streetevents.com	Contact Us	2
© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

F I N A L  T R A N S C R I P T

     Jun. 25. 2008 / 9:00AM, PRGS — Progress Software Corporation to Acquire IONA Technologies
Numerous large enterprises use innovative and robust IONA technology for their most high-performance and mission-critical systems, primarily in the telecommunications, financial services, manufacturing and government markets. These customers will have access to all the complementary products from the Progress SOA portfolio as they implement an SOA framework for integration of existing applications and for new development.
It is now my pleasure — well, no. Before we open up the call to questions, I would like to say that it is my pleasure to introduce Peter Zotto, CEO of IONA. Peter?
Peter Zotto - IONA Technologies — CEO
Thank you, Joe. I am delighted to be able to announce this joining together of two great companies. Combining IONA’s innovative technology, unique hybrid business model and expertise in large-scale integration with the Progress’ complementary set of SOA products and resources creates a unique opportunity to form a market-leading company with the breadth, the resources and innovation to deliver significant value to IONA customers.
This comes at the tail end of a very thorough public evaluation of IONA’s strategic alternatives undertaken with the support of external advisers. We spoke to many companies throughout the process and I am delighted that following a competitive bid process, we reached this conclusion with Progress Software and I feel it represents an excellent value for IONA shareholders and a great home for IONA’s customers, IONA’s people and technology assets. With that, let me turn it back to Bud.
Bud Robertson - Progress Software Corporation — SVP, Finance/Admin. & CFO
Thanks, Peter. I would now like to open the call up to your questions. We will first take questions from the analysts that publish research on Progress Software and then questions from anyone on the call.
Q U E S T I O N S  A N D  A N S W E R S
Operator
(OPERATOR INSTRUCTIONS). Brent Williams, Benchmark Company.
Brent Williams - The Benchmark Company — Analyst
So a couple of housekeeping questions. First off, would we look for — IONA at about 15% of revenue on G&A — would we look for you guys with Progress to be able to eliminate most of those costs fairly quickly after closing the deal or do you think there is going to be a timeframe to really consolidate G&A?
Bud Robertson - Progress Software Corporation — SVP, Finance/Admin. & CFO
Brent, this is Bud. Under Irish takeover codes, we cannot comment further on the earnings that we have just given the guidance on that. So we are working with the Irish — the takeover code people to see when we can give some guidance, but right now the rules are until the acquisition is completed, we can’t give any guidance.

www.streetevents.com	Contact Us	3
© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

F I N A L  T R A N S C R I P T

     Jun. 25. 2008 / 9:00AM, PRGS — Progress Software Corporation to Acquire IONA Technologies
Brent Williams - The Benchmark Company — Analyst
Okay. Okay, so maybe for Chris, just a quick sort of data point question. Chris, do you happen to know offhand what the annual lease payment is on the Waltham offices and what the lease payments are for sales offices throughout the US?
Chris Mirabile - IONA Technologies — CFO
No, I don’t know that offhand. It is in our 10-K though.
Brent Williams - The Benchmark Company — Analyst
Okay. Can you tell us exactly when — or approximately when you guys started having serious discussions that ultimately led to an agreement?
Chris Mirabile - IONA Technologies — CFO
As we mentioned, we put our first announcement out on February 8 and then we announced that we were bringing a bank into the mix on February 20 and I think we discussed on our call that our process began immediately prior to the February 8 announcement and went continuously from February 8 until today.
Brent Williams - The Benchmark Company — Analyst
Okay. I was asking was that with — was the discussions that led you to make the announcement on February 8 because of an approach from Progress Software or did the discussions specifically with Progress Software begin later?
Chris Mirabile - IONA Technologies — CFO
We are under NDA with regard to all the parties in the process, so we can’t comment on that, but it was, as we said, the whole process was kicked off by an approach.
Brent Williams - The Benchmark Company — Analyst
Okay. Now bouncing over to product-related stuff, in thinking about FUSE, obviously there continues to be just interest in Open Source as a way to do integration and ESBs and so forth. Will FUSE continue to be a standalone project of the sort of what I guess becomes the IONA division or do you have any thoughts of how to get FUSE integrated with say Sonic in some synergetic way either as a technology integration or as a marketing message and might there even be a way to do that with the DataDirect side as well?
Joe Alsop - Progress Software Corporation — Co-founder & CEO
Brent, this is Joe. We are definitely committed to continuing and enhancing the FUSE initiative. The exact details of how we will set up FUSE haven’t yet been worked out. I would say that they would probably have little to do with DataDirect, which you mentioned kind of at the tail end of your questions, but we think it will be a very important part of the SOA portfolio or the SOA infrastructure productline going forward.

www.streetevents.com	Contact Us	4
© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

F I N A L  T R A N S C R I P T

     Jun. 25. 2008 / 9:00AM, PRGS — Progress Software Corporation to Acquire IONA Technologies
Brent Williams - The Benchmark Company — Analyst
Okay. Let’s see. In terms of the accounts either where CORBA is sold or where Artix is sold in particular, how much overlap in customer base have you seen with say the Sonic piece or maybe even with other pieces of the EID like ObjectStore?
Joe Alsop - Progress Software Corporation — Co-founder & CEO
Okay so the question is how many — are you talking about sales engagements or are you talking about existing customers?
Brent Williams - The Benchmark Company — Analyst
I’m talking about existing customers and maybe sales engagements as well, but I was really looking at the customer base overlap.
Joe Alsop - Progress Software Corporation — Co-founder & CEO
Okay, so let me start with the customer base. I would say probably it applies in both cases. There is occasional overlap and occasional situations where we have competed, i.e., occasional overlap in our customer bases, customers that have product from both IONA and Progress Software installed and occasionally we compete, but it has been very, very minor.
What has been a very positive thing is that the actual productline for SOA management [divisibility] has been taken on by IONA as their technology to address those needs. That has led to a number of joint engagements where IONA is selling Artix and along with Actional, that has been very positive.
In general, the Artix technology is more focused on implementing smart endpoints like say the Sonic technology in particular where the most obvious overlap could occur. It is much more focused on supplying a superior technology in a distributed network environment and I think that is one of the reasons why we see a maximum amount of synergy and a minimum amount of overlap and conflict going forward.
Brent Williams - The Benchmark Company — Analyst
Okay, that’s it for now. Thanks.
Operator
(OPERATOR INSTRUCTIONS). Richard Davis, Needham & Co.
Richard Davis - Needham & Co. — Analyst
Thanks. So with regard to the kind of CORBA/Orbix business, what is kind of notionally the expected kind of glide path on this because CORBA is not a bad business, but it is obviously — at least most people wouldn’t call it a dynamic growth segment. At least notionally how should investors think about this side of the equation?
Peter Zotto - IONA Technologies — CEO
Richard, this is Peter Zotto. How are you? I think you should think of the CORBA business as a very predictable, highly profitable, stable business. There will be some decline over time. On a quarter-to-quarter basis, it might be a little lumpy. Sometimes it

www.streetevents.com	Contact Us	5
© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

F I N A L  T R A N S C R I P T

     Jun. 25. 2008 / 9:00AM, PRGS — Progress Software Corporation to Acquire IONA Technologies
actually might go up as we have seen over the last three or four years. It’s a fairly predictable business and for the last three or four years, we have been pretty confident of [supplying].
Richard Davis - Needham & Co. — Analyst
Now does it eventually get — is the challenge to CORBA, is it more kind of a Web browser, http, EJB and stuff like that or what is the alternatives that I am thinking about if I am a developer and I am considering various toolkits and things? What am I —what are the competitive things that I need to think about there?
Peter Zotto - IONA Technologies — CEO
Probably a variety of things, but I think clearly the initial competitive environment, as well as the Java technology (inaudible). I think going forward, the [photo] business is really — and CORBA technology is embedded in some pretty mission-critical systems. It is unlikely that they will probably be written out significantly over the next few years. Pat, you might want to add on to that.
Pat Walsh - IONA Technologies — VP, Marketing
Yes, hi. This is Pat Walsh from IONA. In addition to that what we find is that due to the mission-critical nature of the CORBA applications is that they tend to be extended by some of the technologies that you are discussing, particularly ESBs like Sonic and like the Artix ESB. So rather than replacing, what we see is an extension of the CORBA implementation and that really lends itself to the predictability of the business that Peter mentioned.
Richard Davis - Needham & Co. — Analyst
That makes sense.
Jeff Stamen - Progress Software Corporation — SVP, Corporate Development & Strategy
Jeff Stamen here from Progress. Just want to add that there is a lot of CORBA technology out there and one of the things that IONA brings is not only the CORBA technology base, but all of the interface to CORBA technology to enable it to fit into the ESB. So right out of the box, Artix technology will take people who have a CORBA service and create it into a service that can be used on a Sonic [Plus] for example.
Richard Davis - Needham & Co. — Analyst
Got it. Okay, that’s helpful.
Joe Alsop - Progress Software Corporation — Co-founder & CEO
Richard, not to totally beat this dead horse totally to death —
Richard Davis - Needham & Co. — Analyst
I figured I would hit a nerve on this anyway. Go ahead.

www.streetevents.com	Contact Us	6
© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

F I N A L  T R A N S C R I P T

     Jun. 25. 2008 / 9:00AM, PRGS — Progress Software Corporation to Acquire IONA Technologies
Joe Alsop - Progress Software Corporation — Co-founder & CEO
(Multiple speakers). But it is a good horse, and as part of the investigation and due diligence work, we spoke to a number of IONA customers and partners and what we discovered is a pattern that perhaps is fairly common in the industry, which is something may have fallen out of favor with the fashion gods, but in fact, it is doing incredibly useful stuff.
And to echo what Peter said, it is deeply embedded in mission-critical systems, high-performance, incredible transaction rates. I think I remember speaking to one customer who said well, you know, we would like to go with something “more modern”, but whenever they really dug into it and looked into what they were up against, they rapidly discovered that the CORBA technology from IONA was really the only thing that would scale to the kinds of transaction rates that they needed. And so we came away — we went into it with perhaps a bit of a skeptical view, but we came away fully convinced that there are lots of opportunities and they are extremely satisfied customers.
Richard Davis - Needham & Co. — Analyst
Got it. Okay, that makes sense. I appreciate it. Thanks.
Operator
Brent Williams, Benchmark Company.
Brent Williams - The Benchmark Company — Analyst
I am not sure if this is for Peter or if this is for somebody on the Progress side. But maybe start with Peter, in looking at the challenges that you have faced over the last year or two, are there opportunities that, now that you are part of Progress and that you are able to take advantage of shared infrastructure and so forth to free up some resources and maybe focus on developing new customer programs, is there any opportunity to upsell service or support offerings, maybe increase premium support programs, more on-site support or something, particularly to the CORBA customer base?
In other words, does doing this deal allow you to do something to even grow the CORBA revenue stream on sort of a per capita basis, just apples-to-apples because I mean we are seeing people I think take a renewed focus in a number of companies on increasing support revenue per capita via increasing value?
Peter Zotto - IONA Technologies — CEO
In general, we think, from a combination of the two companies, there is a lot of attention and a lot of synergies across the productline. From a CORBA point of view, I think it is a little early to speculate what we might want to do going forward, but I think what we have said about the long tail of the CORBA business is pretty much the same answer. It’s a predictable business, very profitable. It is extensible through existing technologies, but beyond that, I wouldn’t speculate what the potential is outside that.
Brent Williams - The Benchmark Company — Analyst
Okay, I was focusing on service rather than necessarily new license revenue-type products.

www.streetevents.com	Contact Us	7
© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

F I N A L  T R A N S C R I P T

     Jun. 25. 2008 / 9:00AM, PRGS — Progress Software Corporation to Acquire IONA Technologies
Peter Zotto - IONA Technologies — CEO
If you are talking about raising prices, I think that probably it’s a little early to tell. We, over the last four years, decided not to raise prices and support prices on services. We felt that was not good for customer satisfaction.
Joe Alsop - Progress Software Corporation — Co-founder & CEO
Brent, this is Joe. I think the big benefit here is the removal of uncertainty so that to the extent that customers and prospects may have been holding back on making a final decision to move ahead with any IONA technology — you seem to have focused on Orbix, but I am really thinking more generally — that I think that will free up some opportunities. I don’t think there is any other impact certainly on the services side or on pricing or anything like that. I mean that is just not something that we see as even appropriate to talk about.
But the thing that has me optimistic about the opportunities out of the gate is that IONA will now become part of a $[500,000] plus, well-established software company, application infrastructure software company and that will make it a lot easier for customers who perhaps saw the superiority of the technology, but because of the very open and visible nature of the process that IONA went through and the size of the company, maybe it held back making that final purchase commitment.
Brent Williams - The Benchmark Company — Analyst
Got it. Okay. Thank you.
Operator
Nutmeg Securities.
Jean Orr - Nutmeg Securities — Analyst
Thank you. Can you talk about what level of integration you plan for the two companies?
Joe Alsop - Progress Software Corporation — Co-founder & CEO
No, as I mentioned, Jean, we can’t talk about that right at this moment.
Jean Orr - Nutmeg Securities — Analyst
I was thinking from an operational standpoint, not from a financial standpoint.
Joe Alsop - Progress Software Corporation — Co-founder & CEO
Okay. Well, most of the IONA products will be aligned with the Progress SOA portfolio and beyond that, I don’t think there is a tremendous amount to say. There may be some exceptions to that. We will continue to run the FUSE business pretty much as it has been run now. We are certainly intrigued by the Artix data services, formally C24 business, which is also sold into the financial services market where we have had tremendous success with Apama and there may be some synergies with our DataXtend SI products that is focused on the telco space.

www.streetevents.com	Contact Us	8
© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

F I N A L  T R A N S C R I P T

     Jun. 25. 2008 / 9:00AM, PRGS — Progress Software Corporation to Acquire IONA Technologies
So there is a number of things to be worked out. I think there is a number of exciting vertical markets, potential synergies that we will certainly be investigating. The regulatory requirements indicate that we will close in September as best we can estimate and I would stress that it is an estimate at this point because it is not entirely within our hands, but that gives us some time to do the appropriate planning for making the integration of the two organizations effective. And so I guess I will leave it at that.
Jean Orr - Nutmeg Securities — Analyst
Thank you.
Operator
Robert Kirkpatrick, Cardinal Capital.
Robert Kirkpatrick - Cardinal Capital — Analyst
Could you expand upon your comments about the Irish takeover codes and kind of refresh us on what those are? And then could you comment on Progress’ stock buyback program and whether that had been suspended? And then finally maybe expand upon your comments you just made about the timing not being entirely in your control and what regulatory approvals are necessary?
Bud Robertson - Progress Software Corporation — SVP, Finance/Admin. & CFO
Yes, this is Bud. On the stock buyback, as you know, we buy back shares — we have bought back shares every quarter and we have stated in our last conference call that we intend to continue to buy back shares.
With regard to the Irish takeover code and maybe Christopher can follow along with me since he is more expert than I am. My brush with the Irish takeover code is that in fact due to the rules over there that comments cannot be made as Chris would make on calls such as this and until the acquisition is completed, we have to basically continue to use words such as neutral, accretive and dilutive.
Chris Mirabile - IONA Technologies — CFO
We are in an Irish-regulated offer period and the focus of the code is protecting the integrity of the market and making sure that shareholders have equal information. So we are really limited to try to keep it on a level playing field in terms of published form and not go beyond the published documents in calls like this. I think we are hopeful that we will be able to get into more detail as this process progresses.
Robert Kirkpatrick - Cardinal Capital — Analyst
And would there be a proxy that comes out that might be able to spell out some of that?
Chris Mirabile - IONA Technologies — CFO
There will be a proxy that comes out. It is being drafted now and it will head into the SEC for their review before too long.

www.streetevents.com	Contact Us	9
© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

F I N A L  T R A N S C R I P T

     Jun. 25. 2008 / 9:00AM, PRGS — Progress Software Corporation to Acquire IONA Technologies
Robert Kirkpatrick - Cardinal Capital — Analyst
Great. And in terms of regulatory approval, is it necessary, is it more just a shareholder vote or are there actual government approvals —?
Chris Mirabile - IONA Technologies — CFO
There is a scheme of arrangement in Ireland, which is essentially just a type of swap to retire the IONA common stock if you will. It is — it boils down to a shareholder vote and you should think of it as a 75% approval rate. There are some additional requirements in terms of heads at the meeting, but essentially it is a 75% shareholder vote.
Robert Kirkpatrick - Cardinal Capital — Analyst
Great. Thank you so much.
Operator
(OPERATOR INSTRUCTIONS). Mr. Robertson, there are no further questions. I will turn things back over to you for any additional or closing remarks.
Joe Alsop - Progress Software Corporation — Co-founder & CEO
Yes, this is Joe Alsop. Before we close this, I would like to reiterate that I think the opportunities that are created by this combination are pretty significant. Since there were a lot of questions raised about the IONA Orbix CORBA business, one thing I would like to make clear is that we believe that business has an extremely long lifetime for the reasons I mentioned before and we want to make it clear that customers will feel safe and continue to invest and keep CORBA an important part of their infrastructure as a safe choice. I think that decision will be strengthened by the completion of this merger.
Bud Robertson - Progress Software Corporation — SVP, Finance/Admin. & CFO
This concludes today’s conference call. Thank you for participating.
Operator
Thank you, ladies and gentlemen. Once again, that does conclude today’s teleconference. Thank you all for joining. Have a wonderful day.

www.streetevents.com	Contact Us	10
© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

F I N A L  T R A N S C R I P T

     Jun. 25. 2008 / 9:00AM, PRGS — Progress Software Corporation to Acquire IONA Technologies
DISCLAIMER

Thomson Financial reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes. In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.
THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON FINANCIAL OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.
©2008, Thomson Financial. All Rights Reserved.

www.streetevents.com	Contact Us	11
© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Important Additional Information and Where to Find It
In connection with the Acquisition and the Scheme, IONA intends to file with the Securities and Exchange Commission and mail to its shareholders a proxy statement (comprising the scheme document). Investors and shareholders of IONA are urged to read the proxy statement (comprising the scheme document) and the other relevant materials when they become available because they will contain important information about IONA, SPK Acquisitions, Progress and the proposed Acquisition and the Scheme and related matters.
The proxy statement (comprising the scheme document) and other relevant materials (when they become available), and any and all documents filed by IONA and Progress with the Securities and Exchange Commission, may be obtained free of charge at the Securities and Exchange Commission’s web site at www.sec.gov. In addition, investors and shareholders may obtain free copies of the documents filed with the Securities and Exchange Commission by IONA by directing a written request to IONA, c/o IONA Technologies, Inc., 200 West Street, Waltham, Massachusetts 02451, United States of America, Attention: Investor Relations and by Progress by directing a written request to Progress Software Corporation, 14 Oak Park Drive, Bedford, Massachusetts 01730, United States of America, Attention: Investor Relations.
INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT (COMPRISING THE SCHEME DOCUMENT) AND THE OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED ACQUISITION AND THE SCHEME.
IONA, SPK Acquisitions and Progress and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the shareholders of IONA in connection with the Acquisition and the Scheme. Information about those executive officers and directors of IONA and their ownership of IONA Shares is set forth in IONA’s Annual Report on Form 10-K for the year ended 31 December 2007, which was filed with the Securities and Exchange Commission on 14 March 2008, and the proxy statement for IONA’s 2008 Annual General Meeting, which was filed with the Securities and Exchange Commission on 29 April 2008, and is supplemented by other public filings made, and to be made, with the Securities and Exchange Commission. Information about those executive officers and directors of Progress is set forth in Progress’ Annual Report on Form 10-K for the year ended 30 November 2007, which was filed with the Securities and Exchange Commission on 29 January 2008, the proxy statement for Progress’ 2008 Annual Meeting, which was filed with the Securities and Exchange Commission on 24 March 2008, and is supplemented by other public filings made, and to be made, with the Securities and Exchange Commission. Investors and shareholders may obtain additional information regarding the direct and indirect interests of IONA, SPK Acquisitions, Progress and their respective executive officers and directors in the Acquisition and the Scheme by reading the proxy statement (comprising the Scheme Document) and other filings referred to above.
Safe Harbor for Forward-Looking Statements
Certain items in this filing may contain forward-looking statements that are based on current expectations or beliefs, as well as assumptions about future events. Forward-looking statements are statements that contain predictions or projections of future events or performance, and often contain words such as “anticipates”, “can”, “estimates”, “believe”, “expects”, “projects”, “will”, “might”, or other words indicating a statement about the future. These statements are based on IONA’s, SPK Acquisitions’ or Progress’, as applicable, current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual events to differ materially from those described in the forward-looking statements. Reliance should not be placed on any such statements because of their very nature, they are subject to known and unknown risks and uncertainties and can be affected by factors that could cause them to differ materially from those expressed or implied in the forward-looking statements. IONA, SPK Acquisitions or Progress, as applicable, can give no assurance that expectations will be attained. Risks, uncertainties and other important factors that could cause actual events to differ materially from those expressed or implied in the forward-looking statements include: uncertainties as to the timing of the closing of the Acquisition; uncertainties as to whether the IONA Shareholders will vote in favour of the Acquisition; the risk that competing offers to acquire IONA will be made; the possibility that various closing conditions for the Acquisition may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Acquisition; the effects of disruption from the Acquisition making it more difficult to maintain relationships with employees, licensees, other business partners or governmental entities; other business effects, including the effects of industry, economic or political conditions outside of Progress’ or IONA’s control; transaction costs; actual or contingent liabilities; uncertainties as to whether anticipated synergies will be realized; uncertainties as to whether IONA’s business will be successfully integrated with Progress’ business; and other risks and uncertainties discussed in documents filed with the Securities and Exchange Commission by IONA and Progress, including IONA’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on 14 March 2008, IONA’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on 12 May 2008, Progress’ Annual Report on Form 10-K filed with the Securities and Exchange Commission on 29 January 2008, and Progress’ Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on 9 April 2008. Such forward-looking statements speak only as of the date of this filing. IONA, SPK Acquisitions and Progress expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in IONA’s, SPK Acquisitions’ or Progress’, as applicable, expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.
Disclosure Required by the Irish Takeover Rules
The directors of Progress and the directors of Progress’ subsidiary, SPK Acquisitions, accept responsibility for the information contained in this filing. To the best of the knowledge and belief of the directors of SPK Acquisitions and the directors of Progress (who have taken all reasonable care to ensure that such is the case), the information contained in this filing for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

The directors of the Company accept responsibility for the information contained in this document. To the best of the knowledge and belief of the directors of the Company (who have taken all reasonable care to ensure such is the case), the information contained in this document is in accordance with the facts and does not omit anything likely to affect the import of such information.
Goodbody Corporate Finance, which is regulated by the Financial Regulator in Ireland, is acting exclusively for SPK Acquisitions and Progress and no one else in connection with the Acquisition and will not be responsible to anyone other than SPK Acquisitions and Progress for providing the protections afforded to customers of Goodbody Corporate Finance or for providing advice in relation to the Acquisition, the contents of this filing or any transaction or arrangement referred to herein.
Lehman Brothers Inc., which is regulated under the laws of the United States of America, is acting exclusively for the Board of Directors of the Company and no one else in connection with the Acquisition and will not be responsible to anyone other than the Board of Directors of the Company for providing the protections afforded to clients of Lehman Brothers Inc. or for providing advice in relation to the Acquisition, the contents of this filing or any transaction or arrangement referred to herein.
Davy Corporate Finance, which is regulated by the Financial Regulator in Ireland, is acting exclusively for the Company and no one else in connection with the Acquisition and will not be responsible to anyone other than the Company for providing the protections afforded to clients of Davy Corporate Finance or for providing advice in relation to the Acquisition, the contents of this filing or any transaction or arrangement referred to herein.
Merrion Stockbrokers Limited, which is regulated by the Financial Regulator in Ireland, is acting exclusively for the Company and no one else in connection with the Acquisition and will not be responsible to anyone other than the Company for providing the protections afforded to clients of Merrion Stockbrokers Limited or for providing advice in relation to the Acquisition, the contents of this filing or any transaction or arrangement referred to herein.
Any person who is a holder of 1% or more of the share capital of the Company may have disclosure obligations under Rule 8.3 of the Irish Takeover Rules, effective from the date of the commencement of the offer period in respect of the Acquisition.
The distribution of this filing in or into certain jurisdictions may be restricted by the laws of those jurisdictions. Accordingly, copies of this filing and all other documents or filings relating to the Acquisition are not being, and must not be, mailed or otherwise forwarded, distributed or sent in, into or from any jurisdiction where it would be unlawful to do so. Persons receiving such filings or documents (including, without limitation, nominees, trustees and custodians) should observe these restrictions. Failure to do so may constitute a violation of the securities laws of any such jurisdiction.
This filing does not constitute an offer or invitation to purchase, sell, subscribe or exchange or the solicitation of an offer to purchase, sell, subscribe or exchange any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Acquisition, the scheme of arrangement or otherwise.
Progress is a registered trademark of Progress Software Corporation or one of its affiliates or subsidiaries in the U.S. and other countries. Any other trademark contained herein are the property of their respective owners. IONA, IONA Technologies, the IONA logo, Orbix, High Performance Integration, Artix, FUSE and Making Software Work Together are trademarks or registered trademarks of IONA Technologies PLC and/or its subsidiaries. CORBA is a trademark or registered trademark of the Object Management Group, Inc. in the United States and other countries. All other trademarks that may appear herein are the property of their respective owners.